Exhibit 10.4(d)

KEY MANAGER RESTRICTED STOCK AGREEMENT

PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of the <<Grant Date>> (the “Grant Date”) by JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation, (the “Company”) and <<Participant Name>> (the “Employee”).

In 2008, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock to the Employee as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee an award of <<# of Shares Granted>> shares of restricted stock (the “Restricted Shares”) of the Company’s common stock, par value of $.01 per share (the “Common Stock”) upon the following terms and conditions:

1.        Vesting.    The Restricted Shares will vest and be immediately transferable July 1, 48 months after the grant date (the “Vesting Date”). Notwithstanding the foregoing, (a) the Restricted Shares will vest and be immediately transferable (but in any event, within 70 days) in the event of the Employee’s death or Disability, or a Change in Control of the Company and (b) a prorated portion of the Restricted Shares (to be prorated based on the time worked after the Grant Date and prior to the Vesting Date) will vest and be immediately transferable (but in any event, within 70 days) in the event of the Employee’s termination of employment by the Employer prior to the Vesting Date without Cause. All Restricted Shares will be forfeited upon termination of the Employee’s employment with the Employer before the Vesting Date for a reason other than death, Disability or termination of employment by the Employer without Cause.

2.        Adjustment.    The Committee shall make equitable substitutions or adjustments in the Restricted Shares as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization, or any partial or complete liquidation of the Company.

3.        Rights as Stockholder.

(a)      The Restricted Shares will be issued in the form of a book entry registration. The Company may issue a stock certificate (the “Certificate”) in the Employee’s name representing the Restricted Shares prior to the Vesting Date, in which case, the Employee will execute a stock power in favor of the Company, the Certificate will be held by the Secretary of the Company (the “Escrow Agent”) and will be imprinted with a legend stating that the

Restricted Shares represented by the Certificate may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with this Agreement. The Escrow Agent will hold the Certificate until the Vesting Date. As soon as practicable after the Vesting Date the Company will issue unlegended Certificates for Common Stock to the Employee and the Employee will surrender to the Company any legended Certificates representing the Restricted Shares, if applicable.

(b)      Prior to the Vesting Date, the Employee may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the Restricted Shares. The Restricted Shares have Dividend Equivalent Rights.

4.        No Limitation on Rights of the Company.    The granting of Restricted Shares will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.        Employment.    Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

6.        Government Regulation.    The Company’s obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.        Withholding.    The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock. For purposes of withholding, Fair Market Value shall be equal to the closing price of the Common Stock on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

8.        Notice.    Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, John Bean Technologies Corporation, 200 East Randolph Drive, Chicago, Illinois 60601, and any notice to the Employee (or other person entitled to receive the Restricted Shares) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

9.        Administration.    The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which is attached hereto, including any guidelines the Committee adopts from time to time.

10.      Binding Effect.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.      Sole Agreement.    This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This

Agreement may only be amended by written agreement between the Company and the Employee. Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this restricted stock award and may not be a full version of this Agreement due to limitations inherit in such website that are imposed by Fidelity. The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

12.      Governing Law.    The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13.      Privacy.    Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

JOHN BEAN TECHNOLOGIES CORPORATION

By:
	Vice President, Human Resources	(Employee)

(Title)

(Division)

(Address)

(Social Security Number)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.